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                                                                   EXHIBIT 99.1

NORTHWAY FINANCIAL, INC.                            9 Main Street
                                                    Berlin, New Hampshire 03570

Contact:        Richard P. Orsillo
                Senior Vice President
                and Chief Financial Officer
                603-752-1171                              FOR IMMEDIATE RELEASE

               NORTHWAY FINANCIAL, INC. ANNOUNCES FOURTH QUARTER
                    RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, January 25, 2005...Northway Financial, Inc. (the "Company") (NASDAQ: NWFI) reported net income for the quarter ended December 31, 2004 of $934,000, or $0.62 per share, compared to $1,004,000, or $0.66 per share, for the same quarter in 2003. Net income for the year ended December 31, 2004 was $3,388,000, or $2.26 per share, compared to $3,617,000, or $2.40 per share, for the year ended December 31, 2003, a decrease of $229,000.

         William J. Woodward, President and Chief Executive Officer commented, "In the fourth quarter we saw a more favorable interest rate environment, which resulted in improved net interest income for the quarter compared to last year. Noninterest income, excluding securities gains, increased from last year, both for the quarter and the full year. This reflects, in part, the impact of the new non-deposit product line introduced earlier in 2004, in addition to our continuing efforts to maximize all components of noninterest income. Less favorable market conditions for investment securities resulted in lower securities gains in the fourth quarter and for the full year than in 2003. Throughout 2004, management has taken positive steps to reduce overhead expense. The result of these initiatives is reflected in the fourth quarter overhead being lower than in the same quarter last year. The emphasis on overhead control continues."

         The Company declared a quarterly dividend on January 25, 2005 of $0.17 per share payable February 9, 2005 to shareholders of record on February 4, 2005.

         Net interest and dividend income for the fourth quarter of 2004 was $5,876,000 compared to $5,636,000 for the fourth quarter of 2003, an increase of $240,000. The provision for loan losses for the fourth quarter of 2004 decreased $45,000 to $105,000, compared to $150,000 for the fourth quarter of the previous year. Net securities gains for the quarter decreased $658,000 to $13,000, compared to $671,000 for the same period last year. Other noninterest income for the quarter increased $138,000 to $1,081,000 compared to $943,000 for the same period last year. Other operating expense was $5,517,000 for the quarter, compared to $5,718,000 for the same period last year, a decrease of $201,000.

         Net interest income for the year ended December 31, 2004 decreased $204,000 to $22,846,000, compared to $23,050,000 for the same period last year. The provision for loan losses for the year ended December 31, 2004 decreased $310,000 to $495,000, compared to $805,000 for the same period a year ago. At December 31, 2004 the allowance for loan losses was 1.09% of total loans, compared to 1.08% at December 31, 2003. Securities gains for the year ended December 31, 2004 decreased $769,000 to $753,000, compared to $1,522,000 for the same period last year. Other noninterest income year-to-date increased $491,000 to $4,344,000, compared to $3,853,000 for the same period last year. There was no write-down of equity securities for the year ended December 31, 2004 compared to a write-down of $184,000 for the same period last year. Other operating expense increased $442,000 to $22,394,000 for the year ended December 31, 2004, compared to $21,952,000 for the same period last year.

         At December 31, 2004, Northway Financial had total assets of $638,418,000 compared to $609,216,000 at December 31, 2003, an increase of $29,202,000. Loans, including loans held-for-sale, increased $719,000 from $469,094,000 at December 31, 2003 to $469,813,000 at December 31, 2004.
Investments, including federal funds sold, increased $28,366,000 from $89,622,000 at December 31, 2003 to $117,988,000 at December 31, 2004. Total
deposits were $475,359,000 at December 31, 2004, an increase of $12,052,000 compared to $463,307,000 at December 31, 2003. Total borrowings increased $14,867,000 from $95,021,000 at December 31, 2003 to $109,888,000. Total equity increased $1,638,000 from $47,872,000 at December 31, 2004 to $49,510,000 at
December 31, 2004.

         Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a multi-bank holding company. Through its subsidiary banks, The Berlin City Bank and The Pemigewasset National Bank of Plymouth, New Hampshire, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations regarding the impact on net income of withdrawing from the indirect automobile lending line of business, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
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                            Northway Financial, Inc.
                      Selected Consolidated Financial Data
                                  (Unaudited)
            (In thousands, except for ratios and per share amounts)

Period end balance sheet data:                             December 31,
                                                      2004              2003

Total assets                                       $  638,418        $  609,216
Loans, net (1)                                        469,813           469,094
Investments (2)                                       117,988            89,622
Deposits                                              475,359           463,307
Borrowings                                            109,888            95,021
Stockholders' equity                                   49,510            47,872

Book value per share                               $    32.93        $    31.92
Tangible book value per share (3)                       24.02             22.30
Leverage ratio                                           8.43%             8.02%
Shares outstanding                                  1,503,574         1,499,574

                                     For the Three Months  For the Twelve Months
                                         Ended Dec. 31,         Ended Dec. 31,
Operating results:                      2004        2003       2004       2003
Net interest income                   $ 5,876     $ 5,636    $22,846    $23,050
Securities gains, net                      13         671        753      1,522
Other noninterest income                1,081         943      4,344      3,853
Loan loss provision                       105         150        495        805
Write-down of equity securities          --          --         --          184
Other operating expense                 5,517       5,718     22,394     21,952
Income before tax                       1,348       1,382      5,054      5,484
Income tax expense                        414         378      1,666      1,867
Net income                            $   934     $ 1,004    $ 3,388    $ 3,617

Earnings per share                    $  0.62     $  0.66    $  2.26    $  2.40
Return on average assets                 0.58%       0.64%      0.54%      0.59%
Return on average equity                 7.47%       8.40%      6.97%      7.82%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.

(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.

(3) Includes a deduction of $13,400 and $14,439 for goodwill, core deposit intangible and mortgage servicing assets for 2004 and 2003, respectively.